EXHIBIT 10(q)

                         AMERICAN ELECTRIC POWER SYSTEM

                      INCENTIVE COMPENSATION DEFERRAL PLAN

               (As Amended and Restated Effective January 1, 2003)



                                    ARTICLE I

                           PURPOSE AND EFFECTIVE DATE

         1.1 The American Electric Power System Incentive Compensation Deferral Plan (the "Plan") was established by American Electric Power Service Corporation and such subsidiaries and affiliates designated by the Company for participation in the Plan ("AEP") to allow Eligible Employees to elect to defer receipt of all or a portion of their Incentive Compensation until after their termination of employment.

         1.2 The effective date of the Plan, as amended and restated by this document, is January 1, 2003.


                                   ARTICLE II

                                   DEFINITIONS

         2.1 "Account" means the separate memo account established and maintained by the Company or the recordkeeper employed by the Company to record Participant deferrals of Incentive Compensation and to record any related Investment Income on the Fund or Funds selected by the Participant or Former Participant.

         2.2 "Base Compensation" means an employee's regular annual base salary or wage rate determined without regard to any salary or wage reductions made pursuant to sections 125 or 402(e)(3) of the Code or participant contributions pursuant to a pay reduction agreement under the American Electric Power System Supplemental Retirement Savings Plan, as amended.

         2.3 "Code" means the Internal Revenue Code of 1986 as amended from time to time.

         2.4 "Committee" means employees of the Company holding the following offices; Senior Vice President Human Resources, Executive Vice President - Shared Services, and Executive Vice President - Policy, Finance and Strategic Planning.

         2.5 "Company" means American Electric Power Service Corporation.

         2.6 "Eligible Employee" means any employee of AEP who (as of January 1 of the Plan Year either (i) to which annual incentive compensation relates, or
(ii) prior to the Plan Year in which long-term incentive compensation would become payable if a deferral election under this Plan were not in effect) (a) has Base Compensation of at least $100,000 or (b) is employed at exempt salary grade 26 or higher.

         2.7 "Former Participant" means a Participant whose employment with AEP has terminated or a Participant who is no longer an Eligible Employee, but whose Account has a balance greater than zero.

         2.8 "Fund" means the investment options made available to participants in the American Electric Power System Retirement Savings Plan, as revised from time to time, except as the Committee may specify otherwise.

         2.9 "Incentive Compensation" means incentive compensation payable pursuant to the terms of annual and long-term incentive compensation plans approved by the Committee for inclusion in the Plan, provided that such incentive compensation shall be determined without regard to any salary or wage reductions made pursuant to sections 125 or 402(e)(3) of the Code or participant contributions pursuant to a pay reduction agreement under the American Electric Power System Supplemental Retirement Savings Plan, as amended. Incentive Compensation will not include Base Compensation, non-annual bonuses compensation (such as but not limited to project bonuses and sign-on bonuses), severance pay, or relocation payments.

         2.10 "Investment Income" means, with respect to Incentive Compensation deferred under this Plan, the earnings, gains and losses that would be attributable to the investment of such deferrals in a Fund or Funds.

         2.11 "Participant" means an Eligible Employee who elects to defer part or all of his or her Incentive Compensation.

         2.12 "Plan Year" means the twelve-month period commencing each January 1 and ending the following December 31.

         2.13 "Retirement" means a Participant or Former Participant's termination of employment from AEP and its subsidiaries and affiliates after attaining age 55 and the completion of five years of service with AEP.


                                   ARTICLE III

                                 ADMINISTRATION

         3.1 The Committee shall have full discretionary power and authority (i) to administer and interpret the terms and conditions of the Plan; (ii) to establish reasonable procedures with which Participants, Former Participant and beneficiaries must comply to exercise any right or privilege established hereunder; and (iii) to be permitted to delegate its responsibilities or duties hereunder to any person or entity. The rights and duties of the Participants and all other persons and entities claiming an interest under the Plan shall be subject to, and bound by, actions taken by or in connection with the exercise of the powers and authority granted under this Article.

         3.2 The Committee may employ agents, attorneys, accountants, or other persons and allocate or delegate to them powers, rights, and duties all as the Committee may consider necessary or advisable to properly carry out the administration of the Plan.

         3.3 The Company shall maintain, or cause to be maintained, records showing the individual balances in each Participant's Account. Statements setting forth the value of the amount credited to the Participant's Account as of a particular date shall be made available to each Participant no less often than quarterly. The maintenance of the Account records and the distribution of statements may be delegated to a recordkeeper by either the Company or the Committee.


                                   ARTICLE IV

                                  PARTICIPATION

         4.1 An Eligible Employee shall become a Participant by making a deferral election on a form prescribed by the Company to defer part or all of the Eligible Employee's Incentive Compensation attributable to the Plan Year (or non-annual long-term incentive compensation pursuant to a plan during the Plan Year in which the Eligible Employee has become a participant) indicated on the election form, but which would not become payable to such Eligible Employee until after the end of such Plan Year.


                                    ARTICLE V

                                    DEFERRALS

         5.1 A Participant shall make a separate Incentive Compensation deferral election for each Plan Year. If a deferral election for a Plan Year is not made within the time period prescribed by the Company, no portion of the Eligible Employee's Incentive Compensation for the Plan Year shall be deferred.

         5.2 All deferred Incentive Compensation shall be paid in accordance with the distribution option selected by the Participant in accordance with the terms of Article VII.


                                   ARTICLE VI

                         INVESTMENT OF DEFERRED AMOUNTS

         6.1 All deferred Incentive Compensation shall be credited to the Participant's Account. Amounts credited to the Participant's Account shall be further credited with earnings as if invested in the Funds selected by the Participant. To the extent the Participant fails to select Funds for the investment of Contributions under the Plan, the Participant shall be deemed to have selected the Managed Income Fund option. The Participant may change the selected Funds by providing notification in accordance with the Plan's procedures. Any change in the Funds selected by the Participant shall be implemented in accordance with the Plan's procedures.

         6.2 A Participant may elect to transfer all or a portion of the amounts credited to his Account from any Fund or Funds to any other Fund or Funds by providing notification in accordance with the Plan's procedures. Such transfers between Funds may be made in any whole percentage or dollar amounts and shall be implemented in accordance with the Plan's procedures.

         6.3 The amount credited to each Participant's Account shall be determined daily based upon the fair market value of the Fund or Funds to which that Account is allocated. The fair market value calculation for a Participant's Account shall be made after all deferrals, distributions, Investment Income and transfers for the day are recorded. A Participant's Account, as adjusted from time to time, shall continue to be credited with Investment Income until the balance of the Account is zero and the Committee anticipates no additional contributions from such Participant.

         6.4 The Plan is an unfunded non-qualified deferred compensation plan and therefore the deferrals credited to a Participant's Account and the investment of those deferrals in the Fund or Funds selected by the Participant are memo accounts that represent general, unsecured liabilities of the Participant's AEP employer payable exclusively out of the general assets of such AEP employer.


                                   ARTICLE VII

                                  DISTRIBUTIONS

         7.1 Upon a Participant's or Former Participant's termination of employment with AEP and its subsidiaries and affiliates for any reason other than Retirement, the Company shall cause the Participant or the Former Participant to be paid the full amount credited to the Participant's or Former Participant's Account. The payment shall be made no later the 90th day following the Participant's or Former Participant's termination of employment.

         7.2 (a) Upon a Participant's or Former Participant's termination of employment due to Retirement, all amounts that are credited to the Participant's Account shall be distributed to the Participant or Former Participant in one of the following optional forms as selected by the Participant:

(1) A single lump-sum payment, or

(2) In annual installment payments over not less than two nor more than ten years.

         (b) Payment in the form of distribution selected by the Participant or Former Participant pursuant to section 7.2(a) shall commence within 60 days after the date elected by the Participant or Former Participant on an effective distribution election form; provided that distributions commencing upon the termination of a Participant's or Former Participant's employment shall begin no later than the end of the calendar quarter following the end of the calendar quarter of the Participant's or Former Participant's termination of employment. Such date elected by the Participant or Former Participant shall be either (1) the date of the Participant's Retirement (provided, however, if the Participant was an executive officer of the Company at the time of his or her termination of employment, the earliest commencement date shall be the January 1 of the year following the executive officer's Retirement) or (2) the first, second, third, fourth or fifth anniversary of the Participant's Retirement, as selected by the Participant or Former Participant.

         (c) Each Participant or Former Participant shall select the form of distribution [as set forth in section 7.2(a)] and benefit commencement date [as set forth in section 7.2(b)] when the Participant first elects to participate in the Plan. The Participant or Former Participant may amend his or her distribution election at any time prior to the ninetieth (90th) day preceding the Participant's termination of employment by submitting a distribution election form in accordance with the Plan's procedures. If the Participant has not submitted an effective distribution election at the time of his termination of employment, his distribution shall be in the form of a single lump sum payment made within 60 days after the Participant's termination of employment. Notwithstanding the preceding sentence, distributions to a Participant who is an executive officer of the Company, but who has not submitted an effective distribution election at the time of his termination of employment, shall commence in January of the year following the Participant's or Former Participant's Retirement.

         7.3 If a Participant's or Former Participant's Account is $25,000 or less on the date that the distribution of the Participant's Account is to commence in accordance with section 7.2, the full value of the Account shall be distributed as of such commencement date in a single, lump sum distribution regardless of the form elected by such Participant or Former Participant pursuant to section 7.2(a).

         7.4 If an annual distribution is selected, the amount to be distributed in any one-year shall be determined by dividing the Participant's or Former Participant's Account by the number of years remaining in the elected distribution period. The Participant or Former Participant electing annual distributions shall have the right to direct changes in the investment of the Account in a Fund or Funds in accordance with Article VI until the amount credited to the Account is reduced to zero.

         7.5 Notwithstanding any other provision of this Plan a Participant or Former Participant shall be entitled to receive, upon a written request to the Committee that is effective between April 1 and December 31 of any Plan Year, a lump sum distribution from his or her Account of an amount equal to or greater than 25% of the Participant's Account as of the date of the request. The date of the request shall be the date the Committee or the Committee's representative receives the request. The lump sum amount to be paid to the Participant shall be subject to a 10% early withdrawal penalty, which penalty shall reduce the amount to be distributed to the Participant or Former Participant. The Participant or Former Participant shall forfeit the amount of the 10% withdrawal penalty. The lump sum amount shall be paid within 60 days after the Committee receives the withdrawal request. Any Participant or Former Participant who elects to receive a benefit under this section shall not be eligible to have any Incentive Compensation attributable to that Plan Year and the next succeeding two Plan Years deferred into his or her Account pursuant to this Plan, and such Participant shall not be entitled to request any additional withdrawals under this section prior to the Participant's termination of employment.


                                  ARTICLE VIII

                                  BENEFICIARIES

         8.1 Each Participant or Former Participant may designate a beneficiary or beneficiaries who shall receive the balance of the Participant's Account if the Participant dies prior to the complete distribution of the Participant's Account. Any designation, or change or rescission of a beneficiary designation shall be made by the Participant's completion, signature and submission to the Committee of the appropriate beneficiary form prescribed by the Committee. A beneficiary form shall take effect as of the date the form is signed provided that the Committee receives it before taking any action or making any payment to another beneficiary named in accordance with this Plan and any procedures implemented by the Committee. If any payment is made or other action is taken before a beneficiary form is received by the Committee, any changes made on a form received thereafter will not be given any effect. If a Participant fails to designate a beneficiary, or if all beneficiaries named by the Participant do not survive the Participant, the Participant's Account will be paid to the Participant's estate. Unless clearly specified otherwise in an applicable court order presented to the Committee prior to the Participant's death, the designation of a Participant's spouse as a beneficiary shall be considered automatically revoked as to that spouse upon the legal termination of the Participant's marriage to that spouse.

         8.2 Distribution to a Participant's or Former Participant's beneficiary shall be in the form of a single lump-sum payment within 60 days after the Committee makes a final determination as to the beneficiary or beneficiaries entitled to receive such distribution.


                                   ARTICLE IX

                                CLAIMS PROCEDURE

         Section 9.1 The following procedures shall apply with respect to claims for benefits under the Plan.

         (a) Any Participant or Former Participant or beneficiary who believes he or she is entitled to receive a distribution under the Plan which he or she did not receive or that amounts credited to his or her Account are inaccurate, may file a written claim signed by the Participant, beneficiary or authorized representative with the Company's Director - Compensation and Executive Benefits, specifying the basis for the claim. The Director - Compensation and Executive Benefits shall provide a claimant with written or electronic notification of its determination on the claim within ninety days after such claim was filed; provided, however, if the Director - Compensation and Executive Benefits determines special circumstances require an extension of time for processing the claim, the claimant shall receive within the initial ninety-day period a written notice of the extension for a period of up to ninety days from the end of the initial ninety day period. The extension notice shall indicate the special circumstances requiring the extension and the date by which the Plan expects to render the benefit determination.

         (b) If the Director - Compensation and Executive Benefits renders an adverse benefit determination under Section 9.1(a), the notification to the claimant shall set forth, in a manner calculated to be understood by the claimant:

         (1)      The specific reasons for the denial of the claim;

         (2) Specific reference to the provisions of the Plan upon which the denial of the claim was based;

         (3) A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and

         (4) An explanation of the review procedure specified in Section 9.2, and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended, following an adverse benefit determination on review.

         Section 9.2 The following procedures shall apply with respect to the review on appeal of an adverse determination on a claim for benefits under the Plan.

         (a) Within sixty days after the receipt by the claimant of an adverse benefit determination, the claimant may appeal such denial by filing with the Committee a written request for a review of the claim. If such an appeal is filed within the sixty day period, the Committee, or a duly appointed representative of the Committee, shall conduct a full and fair review of such claim that takes into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The claimant shall be entitled to submit written comments, documents, records and other information relating to the claim for benefits and shall be provided, upon request and free of charge, reasonable access to, and copies of all documents, records and other information relevant to the claimant's claim for benefits. If the claimant requests a hearing on the claim and the Committee concludes such a hearing is advisable and schedules such a hearing, the claimant shall have the opportunity to present the claimant's case in person or by an authorized representative at such hearing.

         (b) The claimant shall be notified of the Committee's benefit determination on review within sixty days after receipt of the claimant's request for review, unless the Committee determines that special circumstances require an extension of time for processing the review. If the Committee determines that such an extension is required, written notice of the extension shall be furnished to the claimant within the initial sixty-day period. Any such extension shall not exceed a period of sixty days from the end of the initial period. The extension notice shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render the benefit determination.

         (c) The Committee shall provide a claimant with written or electronic notification of the Plan's benefit determination on review. The determination of the Committee shall be final and binding on all interested parties. Any adverse benefit determination on review shall set forth, in a manner calculated to be understood by the claimant:

         (1)      The specific reason(s) for the adverse determination;

         (2) Reference to the specific provisions of the Plan on which the determination was based;

         (3) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's claim for benefits; and

         (4)      A statement of the claimant's right to bring an action under
                  Section 502(a) of ERISA.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

         10.1 Each Participant agrees that as a condition of participation in the Plan, the Company may withhold applicable federal, state and local taxes, Social Security taxes and Medicare taxes from any distribution hereunder to the extent that such taxes are then payable.

         10.2 In the event the Committee, in its sole discretion, shall find that a Participant, Former Participant or beneficiary is unable to care for his or her affairs because of illness or accident, the Committee may direct that any payment due the Participant or the beneficiary be paid to the duly appointed personal representative of the Participant or beneficiary, and any such payment so made shall be a complete discharge of the liabilities of the Plan and the Company with respect to such Participant or beneficiary.

         10.3 The Company intends to continue the Plan indefinitely but reserves the right, in its sole discretion, to modify the Plan from time to time, or to terminate the Plan entirely or to direct the permanent discontinuance or temporary suspension of deferral contributions under the Plan; provided that no such modification, termination, discontinuance or suspension shall reduce the benefits accrued for the benefit of any Participant, Former Participant or beneficiary under the Plan as of the date of such modification, termination, discontinuance or suspension.

         10.4 Nothing in the Plan shall interfere with or limit in any way the right of AEP to terminate any Participant's employment at any time, or confer upon a Participant any right to continue in the employ of AEP.

         10.5 The Plan shall be construed and administered according to the laws of the State of Ohio.


         American Electric Power Service Corporation has caused this amendment and restatement of the American Electric Power System Incentive Compensation Deferral Plan to be signed as of this 8th day of April, 2003.


                             American Electric Power Service
                             Corporation


                             By:    /s/ Melinda S. Ackerman
                                  --------------------------------------------
                                    Melinda S. Ackerman, Senior Vice President,
                                    Human Resources